Filed Pursuant to Rule 433

Registration Statement No. 333-222979

Pricing Term Sheet

February 11, 2019

Union Pacific Corporation

2.950% Notes due 2022 (the “2022 Notes”)

3.150% Notes due 2024 (the “2024 Notes”)

3.700% Notes due 2029 (the “2029 Notes”)

4.300% Notes due 2049 (the “2049 Notes”)

Issuer:	Union Pacific Corporation

Ratings (Moody’s / S&P):	Baa1/A-*

Principal Amount:	2022 Notes: $500,000,000 2024 Notes: $500,000,000 2029 Notes: $1,000,000,000 2049 Notes: $1,000,000,000

Trade Date:	February 11, 2019

Settlement Date:	February 19, 2019 (T+5)**

Maturity Date:	2022 Notes: March 1, 2022 2024 Notes: March 1, 2024 2029 Notes: March 1, 2029 2049 Notes: March 1, 2049

Interest Payment Dates:

2022 Notes: March 1 and September 1, commencing on September 1, 2019

2024 Notes: March 1 and September 1, commencing on September 1, 2019

2029 Notes: March 1 and September 1, commencing on September 1, 2019

2049 Notes: March 1 and September 1, commencing on September 1, 2019

Coupon:	2022 Notes: 2.950% 2024 Notes: 3.150% 2029 Notes: 3.700% 2049 Notes: 4.300%

Price to Public:	2022 Notes: 99.956% of Principal Amount 2024 Notes: 99.916% of Principal Amount 2029 Notes: 99.957% of Principal Amount 2049 Notes: 99.297% of Principal Amount

Yield to Maturity:	2022 Notes: 2.965% 2024 Notes: 3.168% 2029 Notes: 3.705% 2049 Notes: 4.342%

Benchmark Treasury:	2022 Notes: 2.500% due February 15, 2022 2024 Notes: 2.500% due January 31, 2024 2029 Notes: 2.625% due February 15, 2029 2049 Notes: 3.375% due November 15, 2048

Benchmark Treasury Price/Yield:	2022 Notes: 100-031/4 / 2.465% 2024 Notes: 100-043/4 / 2.468% 2029 Notes: 99-23+ / 2.655% 2049 Notes: 107-16 / 2.992%

Spread to Benchmark Treasury:	2022 Notes: +50 basis points 2024 Notes: +70 basis points 2029 Notes: +105 basis points 2049 Notes: +135 basis points

Optional Redemption Provisions:

Make-Whole Call:	At any time prior to the maturity date for the 2022 Notes, February 1, 2024 for the 2024 Notes, December 1, 2028 for the 2029 Notes and September 1, 2048 for the 2049 Notes, at the greater of 100% or the make-whole amount at a discount rate equal to the Treasury Rate plus 10 basis points, in the case of the 2022 Notes, 15 basis points, in the case of the 2024 Notes, 20 basis points, in the case of the 2029 Notes and 20 basis points, in the case of the 2049 Notes, in each case, plus accrued and unpaid interest to the date of redemption.

Par Call:

2022 Notes: N/A

2024 Notes: At any time on or after February 1, 2024, at 100% plus accrued and unpaid interest to the date of redemption.

2029 Notes: At any time on or after December 1, 2028, at 100% plus accrued and unpaid interest to the date of redemption.

2049 Notes: At any time on or after September 1, 2048, at 100% plus accrued and unpaid interest to the date of redemption.

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	2022 Notes: 907818 EZ7 / US907818EZ78 2024 Notes: 907818 FA1 / US907818FA19 2029 Notes: 907818 FB9 / US907818FB91 2049 Notes: 907818 FC7 / US907818FC74

Denominations:	$1,000 x $1,000

Concurrent Debt Offering:	The Issuer is concurrently offering the 2022 Notes, the 2024 Notes, the 2029 Notes and the 2049 Notes.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

Mizuho Securities USA LLC

SunTrust Robinson Humphrey, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: We expect that the Notes will be delivered to investors in book-entry form through The Depository Trust Company on or about February 19, 2019, which will be the fifth business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two succeeding business days will be required to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll-free at 1-888-603-5847, calling Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, calling J.P. Morgan Securities LLC, collect at 1-212-834-4533 or calling Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.